Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012, relating to the financial statements and financial statement schedule of Amphenol Corporation (the “Company”)  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of presenting comprehensive income) and the effectiveness of Amphenol Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2011, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

November 1, 2012